Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement on Form S-4/A (the “Registration Statement”) of Presidio PubCo Inc. (f/k/a Prometheus PubCo Inc.) of our report dated April 30, 2025, except as to the addition of Supplemental Oil and Gas Reserves Information (Unaudited), which is as of January 28, 2026, with respect to the financial statements of EQV Resources LLC, which are contained in this Registration Statement. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ WEAVER AND TIDWELL, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas

January 28, 2026